Exhibit 99.1

Contacts:
Investor Relations:	Press Relations:
Ed Lockwood (408) 519-9345 Email: ir@tivo.com	Kathryn Kelly (408) 519-9245 Email: kkelly@tivo.com

TiVo Third Quarter Subscription Growth Doubles;

Expects Continued Growth Momentum this Holiday Season

•	TiVo subscription base reaches 2.3 million, twice the level of a year ago;

•	Service revenues grew 73% over Q3 of last year;

•	New DVD recorders, new service offerings, $99 offer, and advertising expected to drive record holiday demand

SAN JOSE, Calif. – Nov. 22, 2004 – TiVo (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), reported today that it added approximately 419,000 total subscriptions in the third quarter, over twice the number it added in Q3 of last year. In the past twelve months, the Company’s total installed base has more than doubled to approximately 2.3 million.

Service revenues for the quarter were $27.7 million, a 73% increase over Q3 of last year. Net loss for the quarter was ($26.4) million, or ($0.33) per share, compared to a net loss of ($7.4) million, or ($0.11) per share, for the three months ended October 31, 2003. The increase in net loss and net loss per share for the quarter reflects the Company’s previously announced investment in subscription acquisition activities to accelerate subscription growth during fiscal year 2005.

Q3 Subscription Growth Fueled by TiVo’s Strong Brand Position in Retail

TiVo added approximately 419,000 total net new subscriptions in the quarter. Of this total, approximately 316,000 resulted from TiVo’s relationship with DIRECTV, growth of 111% compared to last year’s Q3. New TiVo-Owned subscription additions in Q3 were 103,000, representing an increase of 75% compared to Q3 of last year.

“The overall subscription growth demonstrates that the demand for TiVo is strong, and the combined retail channel is thriving,” commented Mike Ramsay, Chairman and CEO of TiVo. “Today, TiVo is available in over 4,000 retail stores, and features a broad selection of DVRs at attractive pricing, making TiVo the must-have gift for consumers this holiday season.”

Management Provides Guidance for Q4

Management also provided guidance for a record 575,000 to 700,000 net new subscriptions in the quarter ending January 31, 2005. This includes 200,000 to 275,000 TiVo-Owned net additions, and 375,000 to 425,000 DIRECTV net additions in the period. For the fiscal year, this would result in record growth in new TiVo subscriptions, more than doubling the Company’s subscription base, and ending the year with approximately 3.0 million subscriptions.

Fourth Quarter Management Guidance	Quarter ending January 31, 2005
(in millions, except subscription numbers)

Service Revenues	$32.5 -$33.3
Technology Revenues	$0.3 - $0.5

Service and Technology Revenues	$32.8 - $33.8
Rebates, Revenue Share and Other Payments to Channel	$(26.0) - $(28.0)
Cost of Service and Technology Revenues	$10.6 - $11.2
Hardware Gross Margin	$0.0 - $0.0

Gross Margin	$(3.3) - $(5.9)

Operating Loss	$(33.0) - $(36.0)

TiVo-Owned Subscription Net Additions	200,000 – 275,000
DIRECTV Subscription Net Additions	375,000 – 425,000

Total Subscription Net Additions	575,000 – 700,000
Cumulative Subscriptions	Approx. 3.0 million

Conference Call and Web Cast

TiVo will host a conference call to discuss third quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, Nov. 22, 2004. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (800) 565-5442 and use the conference ID number 976927. The webcast will be archived and available at www.tivo.com/ir or by dialing (888) 203-1112 and entering the conference ID number 976927.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the Company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. The Company is based in Alviso, Calif.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, subscriptions, and future earnings and financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,”

“expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as amended, and the Quarterly Reports on Form 10-Q for the quarters ended April 30, 2004 and July 31, 2004. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo and the TiVo Logo are registered trademarks of TiVo Inc. in the United States and other jurisdictions. All rights reserved. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Service revenues	$27,678	$16,018	$74,170	$42,477
Technology revenues	699	6,656	7,141	13,671

Service and Technology revenues	28,377	22,674	81,311	56,148

Hardware sales	27,894	24,479	60,823	47,345
Rebates, rev share & other pmts to channel	(17,944)	(3,897)	(29,508)	(5,045)

Net revenues	38,327	43,256	112,626	98,448

Cost of service revenues	6,505	4,370	18,934	12,453
Cost of technology revenues	1,465	4,464	6,135	11,113
Cost of hardware sales	28,486	25,413	68,056	48,149

Gross margin	1,871	9,009	19,501	26,733

Research and development	9,291	5,432	26,428	16,693
Sales and marketing	14,212	5,704	25,838	14,205
General and administrative	4,366	3,949	12,399	11,788

Loss from operations	(25,998)	(6,076)	(45,164)	(15,953)

Interest and other income (expense), net	(274)	(1,197)	(905)	(3,552)
Provision for taxes	(78)	(115)	(108)	(152)

Net loss attributable to common stockholders	$(26,350)	$(7,388)	$(46,177)	$(19,657)

Net loss per common share - basic and diluted	$(0.33)	$(0.11)	$(0.58)	$(0.30)

Weighted average common shares used to calculate basic & diluted	80,267	68,226	80,088	66,027

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$88,532	$143,235
Accounts receivable, net	25,158	12,131
Inventories	36,434	8,566
Prepaid expenses and other	6,888	9,063
Intangible, property and equipment, net	10,733	10,896

Total assets	$167,745	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$50,623	$31,967
Deferred revenue	85,458	80,287
Convertible notes payable, long term (Face Value $10,450)	7,301	6,005
Total stockholders’ equity	24,363	65,632

Liabilities & stockholders’ equity	$167,745	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	October 31, 2004	October 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(46,177)	$(19,657)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	5,508	8,649
Changes in:
Working capital	(21,955)	(12,857)
Long-term prepaid assets and liabilities	2,077	(204)
Deferred revenue	5,171	3,271

Net cash used in operating activities	(55,376)	(20,798)

Net cash used in investing activities	(3,126)	(1,637)

Net cash provided by financing activities	3,799	40,041

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	88,532	61,807

Net increase (decrease) in cash	$(54,703)	$17,606

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Nine Months Ended
(Subscriptions in thousands)	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Subscription Net Additions

TiVo-Owned	103	59	234	130

DIRECTV	316	150	737	248

Total Subscription Net Additions	419	209	971	378

Cumulative Subscriptions

TiVo-Owned	890	526	890	526

DIRECTV	1,413	476	1,413	476

Total Cumulative Subscriptions	2,303	1,002	2,303	1,002

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	46%	36%	46%	36%

Included in the 2,303,000 subscriptions are approximately 40,000 product lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.